Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE AND SETTLEMENT

This Separation Agreement and Mutual Release and Settlement (“Separation Agreement”) is made and entered into as of the Effective Date (as defined in Section 12 hereof) by and between Steven A. Weyel (“Weyel”) and Energy XXI (Bermuda) Limited, a Bermuda corporation (“Company”), for and on behalf of itself, its parents, its subsidiaries, and its affiliated companies and entities (collectively, including Company, the “Energy XXI Entities”).  Weyel and Energy XXI Entities are hereinafter referred to collectively as “Parties.”

WHEREAS, the Parties have mutually agreed that Weyel’s employment with Company  terminated on July 23, 2010 (the “Termination Date”), that the Executive Employment Agreement entered into between Weyel and Company as of September 10, 2008 (“Employment Agreement”) likewise terminated as of the Termination Date except as otherwise provided herein, and that Weyel has relinquished all other positions (including any director positions) with Company and the other Energy XXI Entities effective as of such date;

WHEREAS, Company and Weyel desire to compromise any differences between them and to set forth the terms of Weyel’s separation from service, and to avoid the expense, delay and uncertainty attendant to any claims which may arise from Weyel’s termination of employment, or other status with, Company or any of the other Energy XXI Entities; and

WHEREAS, Weyel and Energy XXI Entities desire, as part of this resolution and to the extent allowable under law, to release any claims or causes of action they may have against each other arising from or relating to Weyel’s employment or service with Company or any of the Energy XXI Entities (except as to obligations created under this Separation Agreement and except as to all exceptions to the releases of the Parties and as to the rights of Weyel under the Employment Agreement expressly preserved in this Separation Agreement):

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, Company and the other Energy XXI Entities and Weyel agree as follows:

1.           Termination of Employment.  Weyel was employed by Company through the Termination Date, at which time he separated from employment with Company and any other Energy XXI Entities pursuant to part 6(d)(i) of  the Employment Agreement.  Weyel shall be entitled to pro rata base salary and accrued, unused vacation (the latter in the amount of $56,538 which shall be paid upon this Separation Agreement becoming effective) through the Termination Date, but shall not be entitled to any other payments by or benefits or perquisites from, or on behalf of, Company, except as provided for herein.  Effective as of the Termination Date, Weyel terminated employment and from all positions, posts, offices and assignments with Company and any other Energy XXI Entity.  Weyel acknowledges that, from and after the Termination Date, he shall have no authority to, and shall not, act as an employee or in any other capacity for Company or any Energy XXI Entity.

2.           Obligations of Weyel.  In addition to his other agreements and obligations set out in this Separation Agreement, Weyel agrees that:

(a)
In accordance with Weyel’s existing and continuing obligations, Weyel agrees and acknowledges that, as a result of his employment, he has received or had access to Confidential Information (as defined in part 7(b) of the Employment Agreement) of Company, and that he shall remain subject to the restrictions regarding disclosure or use of such Confidential Information set out in part 7(b) of the Employment Agreement.  Weyel also shall comply with the provisions of part 7(b) of the Employment Agreement concerning return of Company documents or other tangible items containing Confidential Information regardless of whether such materials are paper or stored in electronic or other media.

(b)
Also in accordance with his existing and continuing obligations, Weyel further agrees to comply in all respects, for a period of one year following the Termination Date, with each of the non-solicitation provisions, concerning employees of and persons or entities having business relations with Company or other Energy XXI Entities, set out in part 7(d) of the Employment Agreement.

(c)
Except as otherwise provided herein, no later than 14 days following the execution by both Parties of this Separation Agreement, Weyel shall deliver to Company any property in his possession or control, including, without limitation, credit cards, telephone cards, office keys and security badges furnished by any of the Energy XXI Entities for his use (excluding his Company-provided automobile and other property to be conveyed to him pursuant to the terms of this Agreement).

(d)
Weyel, following the Termination Date, shall cooperate with, and assist, Company in defense of any claim, litigation, agency investigation or other administrative proceeding to which the Company or any of the Energy XXI Entities is a party.  Any such request will be reasonable with regard to the amount of time required for such assistance and with respect to other obligations which Weyel may have at the time.  If such assistance is more than occasional, Company shall reimburse Weyel for his time on a reasonable hourly basis (which shall be computed by dividing his last base salary by 2080 hours).  Nothing in this paragraph (d) is intended to cause Weyel to testify other than truthfully in any proceeding or affidavit or to require the Company to reimburse Weyel for time spent actually testifying beyond any maximum limit set by law or ethical rule in any jurisdiction in which such testimony is to be given.  Weyel further agrees to cooperate and assist, following the Termination Date and to the extent requested by authorized Company representatives, with the transition to others of Company business matters for which he had responsibility or of which he had knowledge while employed.

3. Obligations of Company.  In addition to its other agreements and obligations set out in this Separation Agreement, Company agrees that:

(a)
Company shall make a separation payment to Weyel in the gross amount of $2,940,000.00 USD (Two Million Nine Hundred Forty Thousand Dollars and No Cents) to be paid in a lump sum, less applicable withholding for taxes.  Weyel acknowledges that such separation payment, together with other benefits expressly provided herein, fully satisfies, and discharges and releases, any claim on his part for payments pursuant to the Employment Agreement (except as to those payments, rights, advantages and benefits thereunder expressly preserved under this Separation Agreement), any severance plan or program maintained by Company or any Energy XXI Entity or under any governing law.  Weyel and Company agree that the entire separation payment provided for by this paragraph is subject to the rabbi trust (to be established with a commercial banking institution), and timing and other provisions of part 6(d)(vi) of the Employment Agreement and shall be accomplished consistent with those provisions.  As such, the entire amount of such separation payment shall be paid into the trust by Company as soon as practical upon this Separation Agreement becoming effective.  Withholding for taxes owed by Weyel on the amount of the separation payment shall be made by the trustee from the trust at such time as the trust proceeds are distributed to Weyel.  Company shall pay the employer portion of the Medicare tax on the amount of the separation payment at such time.

(b)
Weyel and his dependents (who as of 30 days prior to the Termination Date were covered) shall continue to be covered, at Company’s expense, under Company’s medical and dental benefits plans for Company executives, on the same terms as are in existence under such plans from time-to-time and as are applied to the chief financial officer of Company, and under such Company medical and dental expense reimbursement practices as apply to the chief financial officer of Company from time-to-time, and as stated in parts 6(d)(i)(B) and 6(d)(i)(C) of the Employment Agreement, for up to 36 months following the Termination Date.  Company’s obligation to continue to provide medical plan coverage shall terminate upon Weyel’s obtaining comparable replacement coverage (as provided in part 6(k) of the Employment Agreement), and in such event Weyel shall immediately notify Company.  Should Company be unable to provide coverage to Weyel under its medical benefits plan for any portion of the 36-month period following the Termination Date due to insurance policy or other limitations, then it may purchase reasonably comparable coverage for Weyel and his eligible dependents.  All provisions of part 6(k) of the Employment Agreement are incorporated into this Separation Agreement, including but not limited to the tax “make whole” provisions of part 6(k).

(c)
Weyel’s outstanding awards under the Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“Plan”) shall become immediately exercisable and payable in full as of the Termination Date in accordance with part 6(l) of the Employment Agreement.  Said awards are reflected on Attachment A hereto.  Additionally, with regard to performance units, Company agrees that the Board of Directors will accept Weyel’s written direction as to the percentages of such units to be distributed in cash and stock, respectively.  Further, Weyel has requested and Company agrees to extend the period for the exercise of the stock options previously awarded to him until 180 days following his Termination Date.   Distributions from the Plan, to the extent feasible, will be paid, net of withholding for taxes, in either cash or stock consistent with any written directions from Weyel.  Weyel shall reimburse the Company immediately for taxes associated with any distributions for which it is not feasible for the company to withhold such taxes (e.g., restricted stock).  For these purposes, the fair market value of the stock shall be determined in accordance with the provisions of the Plan as reflected on Attachment “A” hereto.

(d)
In addition to pro rata base salary and accrued, unused vacation referenced in part 1 above, Company shall pay Weyel his full bonus for Fiscal Year 2010 (ended June 30, 2010).  The Parties agree that the unpaid portion of such bonus remaining to be paid under this sub-part is $245,000.00 USD (Two Hundred Forty-Five Thousand Dollars and No Cents).

(e)
Company and Weyel acknowledge that Weyel is a participant in Company’s and/or one or more Energy XXI Entities’ 401k plan, Profit Sharing plan, Group Term Life and Accidental Death and Dismemberment Insurance plans, and Executive Life Insurance program, and that the effect of the termination of Weyel’s employment on his rights and obligations under said plans and programs shall be governed and determined by the terms of such respective plans and programs (including any underlying policies of insurance).  Provided, however, that Company agrees to pay the premium cost for extending the term of the current policy of life insurance on Weyel’s person, in the amount of $3,000,000.00 (Three Million Dollars), provided under part 5(d) of the Employment Agreement, for 36 months following the Termination Date.  The provisions of part 5(d) of the Employment Agreement shall continue to apply to such policy of life insurance.  Additionally, Weyel’s account under the Energy XXI Services LLC Restorations Plan shall be paid to him one day after six months following the Termination Date pursuant to the terms of such plan.

(f)
Company agrees to convey to Weyel title to his company automobile (2010 Range Rover), security systems installed at his home prior to the Termination Date, his laptop computer, I-Pad and Blackberry.  Weyel may retain use of the mobile telephone number owned by him.  Weyel shall reimburse Company, on or before the Effective Date, for taxes owed on the values, as determined by Company, of these in kind payments.  If Weyel fails to do so, Company may withhold such taxes from any other payments due Weyel under this Separation Agreement.

(g)
Company will reimburse Weyel for reasonable and necessary business expenses incurred in the course of his employment prior to the Termination Date provided such expenses are submitted for reimbursement in accordance with Company’s usual practices within 14 days after Company signs this Separation Agreement.

(h)	Company agrees to waive its rights and to release Weyel from the restrictions and his obligations under part 7(c) of the Employment Agreement.

(i)	Should Weyel die, Company shall make any payments or distributions, not previously made and which remain owing under this Separation Agreement, to Weyel’s estate or heirs.

4.	Taxes.

(a)
It is not the intention of Weyel or Company that the termination of employment contemplated herein is in anticipation of a change in control of Company or any similar event as described in section 280G of the Internal Revenue Code and the rules promulgated pursuant thereto.  The Parties are of the belief that the payments and benefits to be received by Weyel pursuant to this Separation Agreement, and timing and methods set out herein of accomplishing those payments and benefits, will not result in tax liabilities under sections 409A, 4999 or 280G of the Internal Revenue Code and applicable regulations thereunder.  Nevertheless, in the event this belief is incorrect and the Internal Revenue Service assesses taxes under any of the foregoing provisions, then Weyel and Company shall each have those rights and obligations assigned to them in part 6(h) of the Employment Agreement.  Weyel shall cooperate fully with any contest by Company of any such tax assessment, including before the courts.

(b)	Company shall pay such amounts to Weyel as necessary to satisfy the “make whole” provisions of part 6(k) of the Employment Agreement.

(c)
Except as otherwise provided for in this part 4 of this Separation Agreement, Weyel shall be exclusively liable for the payment of all taxes (other than the employer’s portion of Social Security and Medicare taxes) due as a result of the consideration received pursuant to this Agreement, and Company will withhold such amounts for taxes as it reasonably determines are required under law or regulation.

5.           Mutual Non-Disparagement.  Weyel and Company and Energy XXI Entities, and their executives while acting within the course and scope of their employment, shall refrain from any criticisms or disparaging comments about each other, including relating to Weyel’s employment or separation from service; provided, however, that this obligation shall not apply to or restrict the communication of information by any Energy XXI Entity or Weyel to any state or federal law enforcement agency or testimony or disclosure compelled by law or regulation or process of law.  A violation, or threatened violation, of this paragraph may be temporarily enjoined by a duly authorized court.  The rights afforded under this paragraph are in addition to any and all rights and remedies otherwise afforded by applicable law.

6.           Notice of Termination.  Weyel and Company stipulate that this Separation Agreement fully satisfies all requirements of part 6(e) of the Employment Agreement regarding notice of resignation from or termination of employment.

7.           Prior Rights and Obligations.  Except as excepted and stated otherwise herein, this Separation Agreement extinguishes all rights and obligations of both Weyel and Company, and any other Energy XXI Entity, under the Employment Agreement, as well as any other rights and obligations of Weyel and Company, or other Energy XXI Entities, contractual or otherwise, relating to the employment or termination of employment of Weyel.  Weyel and Company and the other Energy XXI Entities agree that this waiver and extinguishment of prior rights and obligations constitutes consideration for each of their respective undertakings and agreements contained in this Separation Agreement.

8.           Mutual General Release, Waiver and Discharge of All Claims.

(a)
In consideration of the benefits to be received by Weyel and Company’s promises and waivers under this Separation Agreement, as a material inducement to Company to enter into this Separation Agreement, and in satisfaction of the requirements of the Stock Option Agreement between himself and Energy XXI Services, LLC, Weyel, on behalf of himself and his heirs, executors, administrators, assigns, and successors, hereby releases and waives, and acquits and discharges Company, all Energy XXI Entities, and each and all of their respective employees, officers, directors, shareholders, partners, trustees, insurers, agents, representatives and benefits plans and their fiduciaries (collectively, including Company, the “Energy XXI Parties”) (in both their official and individual capacities), collectively and individually, with respect to and from, any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, he may have against any of them which exist as of the date Weyel executes this Separation Agreement, including, but not limited to: (a) any claim for salary, bonuses, benefits, stock, stock options or units, performance based units, expense reimbursement, and any other form of compensation regardless of its nature, (b) damages of any nature, (c) costs and attorneys’ fees, (d) all claims or causes of action arising from his employment or termination of employment, (e) any alleged discriminatory employment practices, including but not limited to any and all claims and causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), (f) any and all claims and causes of action arising under any other federal, state or local laws pertaining to employment or equal employment opportunity, and (g) any other act or omission occurring on or before the date of Weyel’s execution of this Separation Agreement.  Provided, however, that Weyel’s release, acquittal and discharge of any and all claims herein shall not apply to or relieve the Energy XXI Entities from any of their obligations, and Weyel preserves all rights to which he is entitled: (i) under this Separation Agreement, including, but not limited to, those under parts 6(d)(i), 6(d)(vi), 6(d)(vii), 6(g), 6(h) (except to the extent modified by 4(a) of this Separation Agreement), 6(k), 6(l), 13 and 14 of the Employment Agreement, the terms of which are incorporated into this Agreement, and (ii) under the Indemnity and Hold Harmless Agreement dated November 3, 2008, under the incentive compensation plan through the Termination Date, and with respect to Weyel’s status, following the Termination Date, as a stockholder and as a holder of stock options, and any right to a defense, and to contribution and indemnity under law and any written agreement and any insurance policy (subject to the terms of such policy with respect to terminated officers or employees).  Further, in the event of Weyel’s death, his estate and heirs shall have all rights and benefits provided under this Separation Agreement.  Weyel understands and agrees that this release and waiver of all claims extends to his rights and entitlements under the Employment Agreement and that all such rights and entitlements, except to the extent expressly preserved in this Separation Agreement (including in the foregoing proviso), are hereby extinguished.  This release also applies to any claims brought by any person or agency or class action under which Weyel may have a right or benefit.

(b)
In consideration of the benefits to be received by Company and the other Energy XXI Entities, including Weyel’s release and waiver of claims and other promises, under this Separation Agreement, Company and the other Energy XXI Entities, on behalf of themselves and their successors and assigns, and on behalf of the Energy XXI Parties to the extent any such Energy XXI Party is claiming through or on behalf of the Company or any Energy XXI Entity, hereby release and waive, and acquit and discharge Weyel, his family members, heirs and estate (Weyel’s Released Parties) with respect to and from, any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, such entities may have against any of them which exist as of the date Company’s representative executes this Separation Agreement, including, but not limited to any claim in connection with Weyel’s application for employment, acceptance of employment, employment, performance of his duties and tasks and projects on behalf of Company and the Energy XXI Entities, and/or his termination and/or separation of employment from Company and the Energy XXI Entities, including but not limited to all claims based on city, state, federal and foreign statutes, torts, contracts, breaches of fiduciary duty, indebtedness, losses, charges, liabilities and demands, in law and/or in equity.  The claims and causes of action from which Company and the Energy XXI Entities are releasing the Weyel Released Parties include, but are not limited to, those for breach of contract, tortious interference with existing contract, tortious interference with prospective contact, violation or breach of a covenant not to compete or other personal service agreement, conversion, breach of fiduciary duty, common-law and statutory fraud, intentional infliction of emotional distress, invasion of privacy, libel and slander, both personal and business disparagement, malicious civil prosecution, negligence, negligent hiring, negligent misrepresentation, usury, breach of warranty, claims for damages or injunctive relief of any nature, including but not limited to exemplary damages, attorney’s fees, court costs and interest, and any claim that Weyel is vicariously or jointly liable for any acts or omissions of Company and the Energy XXI Entities.  Provided, however, that this release and waiver of claims and causes of action by Company and the Energy XXI Entities (i) shall be effective only to the extent allowed by applicable law and not unauthorized under or inconsistent with any policies of insurance (including with respect to subrogation rights) currently in effect, and (ii) shall not excuse or relieve Weyel from any obligations or restrictions under parts 7(b), 7(d), 7(e) or 7(f) of the Employment Agreement, the terms of which are incorporated herein.

(c)
Weyel and Company and the Energy XXI Entities represent and warrant that they have not and will not bring or assert, or accept any benefit from, any lawsuit, claim, complaint, charge, demand for mediation or arbitration before any court or government agency with respect to the matters released in this Separation Agreement.  Weyel and Company and the Energy XXI Entities warrant that they are the sole owners of all claims and causes of action released in this Separation Agreement, and that no portion of any existing or potential claim or cause of action has been sold, assigned, pledged or hypothecated by any of them to any third party.  Weyel understands that this Separation Agreement is not intended to waive or interfere with his right to institute a proceeding with any government agency where such waiver would be contrary to law.  However, in connection with any such proceeding, Weyel waives any right or entitlement to additional compensation or other individual relief except to the extent, if any, such waiver is prohibited by law.

9.           ADEA Rights.  Weyel expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA.  Weyel further expressly acknowledges and agrees that:

(a)	In return for this Separation Agreement, he will receive consideration beyond that to which he was already entitled before entering into this Separation Agreement;

(b)	He has been advised and understands that he has 21 days to review this Separation Agreement before accepting its terms;

(c)	He is hereby being advised in writing by Company to consult with an attorney before signing this Separation Agreement; and

(d)
If he accepts this Separation Agreement, he will have seven (7) days following the date of his execution hereof to revoke his acceptance of this Separation Agreement by delivering within said time period written notice of such revocation to the General Counsel of Company.

10.           No Admissions.  Weyel and the Company and Energy XXI Entities expressly understand and mutually agree that neither this Separation Agreement nor any statement contained herein, nor any consideration provided hereunder, shall be construed as an admission by any of the Parties of any actionable or otherwise wrongful conduct of any nature whatsoever, all such admissions being expressly denied.  Neither this Separation Agreement nor any of its provisions shall be construed to be, or shall be admissible in any proceeding as, evidence of an admission by any of the Parties of any violation of policy or laws or regulations.  This Separation Agreement may be admitted into evidence, however, in any proceeding to enforce its terms.

11.           Agreement Voluntary.  Weyel acknowledges and agrees that he has carefully read this Separation Agreement and understands that, except as excepted and expressly reserved in this Separation Agreement, it is a release of all claims, known and unknown, past or present.  He warrants that he is fully competent to execute this Separation Agreement which he understands to be contractual.  He further acknowledges that he executes this Separation Agreement voluntarily and of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and does so for the consideration provided herein and without reliance on any representation of any kind or character not expressly set forth herein.

12.           Effective Date.  The Effective Date shall be eight (8) days after the execution of this Separation Agreement by Weyel, provided Weyel has not exercised his right of revocation pursuant to part 9(d) above and that Company has executed this Agreement on or before such Effective Date.  This Separation Agreement will become binding in its entirety upon Weyel and Company and the other Energy XXI Entities, and all of its provisions will be irrevocable, on the Effective Date.

13.           Future Employment.  Weyel does not possess any rights or claims to future employment with Company after the Termination Date, and agrees not to seek employment with the Company or any Energy XXI Entity after such date.

14.           Choice of Law.  The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflicts of law, and federal law of the United States as applicable.

15.           Enforcement of Agreement.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Separation Agreement are declared to be severable.

16.           Binding Effect.  This Separation Agreement shall be binding upon and inure to the benefit of both Weyel and Company and the Energy XXI Entities, and any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise.  Weyel understands and agrees that he is bound by this Separation Agreement and that anyone who claims under him or succeeds to his rights and obligations, such as his spouse, children, heirs or the executors of his estate, is also bound.

17.           Further Executions.  The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

18.           Complete Agreement.  This instrument constitutes the entire agreement and understanding concerning Weyel’s separation from service and termination of employment, and the other subject matters addressed herein between the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including but not limited to the Executive Employment Agreement entered into by the Parties effective September 10, 2008 (except to the extent certain provisions of that Employment Agreement have been expressly preserved in this Separation Agreement and except for the Indemnification and Hold Harmless Agreement dated November 3, 2008 and any other existing written agreement providing indemnity and a defense to Weyel and except for the Energy XXI (Bermuda) Limited Rabbi Trust Agreement for the benefit of Steven A. Weyel established pursuant to part 3(a) herein).  No amendment to or modification of this Separation Agreement shall be effective unless reduced to writing and signed on behalf of Company by a duly authorized officer and by Weyel.

19.           Notice.  For purposes of this Separation Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Weyel or Company, as applicable, in person, by pre-paid courier or by registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Employer, to Energy XXI (Bermuda) Limited at 1021 Main Street, Suite 2626, Houston, Texas 77002, to the attention of the General Counsel; or to such other address of which Weyel has been duly notified.

If to Weyel, to his personal residence at 2402 Drexel Drive, Houston, Texas 77027, or to such other address of which Company has been duly notified.

20.           Company shall execute this Separation Agreement within two (2) days of Weyel’s execution of this document.

IN WITNESS WHEREOF, Weyel and Company, on behalf of itself and the other Energy XXI Entities, have duly executed this Separation Agreement in multiple originals to be effective on the Effective Date.

STEVEN A. WEYEL                                                                ENERGY XXI (BERMUDA) LIMITED

/s/ Steven A. Weyel

Date:  August 17, 2010                                                         JOHN D. SCHILLER, JR.
 Chairman and CEO

                                                                                                /s/ John D. Schiller, Jr.

Date:  August 18, 2010

ATTACHMENT A
TO WEYEL / ENERGY XXI SEPARATION AGREEMENT

Award	Value	Notes
Restricted Stock 9,608 unvested (2011) — accelerated payment	$164,105	Valued at 7/23/10 closing price of $17.08.
RSU's 9,608 unvested (2011) —accelerated payment	$164,105	Valued at 7/23/10 closing price of $17.08.
Options 100,000 @17.50		Exercise period extended until 180th day following date of termination of employment.
PSU's 196,000 unvested—accelerated payment	$3,958,405	Calculated based on 7/23/10 closing price of $17.08 and maximum payout equivalent to 294,000 performance based units and 49,000 time based units.

Amounts shown are gross amounts.